Exhibit 99.4

Dear Valued Depositor:

We are pleased to announce that ECB Bancorp, Inc., a newly formed Maryland corporation, is offering shares of common stock for sale in connection with the conversion of Everett Co-operative Bank from the mutual to stock form of organization. We intend to contribute cash and stock to a charitable foundation, the Everett Co-operative Bank Foundation, consisting of $600,000 in cash and 260,000 shares of our common stock, for a total contribution of $3,200,000. The Everett Co-operative Bank Foundation will be dedicated completely to local community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us. Enclosed you will find a Prospectus and a Questions and Answers Brochure describing the conversion and offering.

THE STOCK OFFERING:

Our records indicate that you had a deposit account at Everett Co-operative Bank at the close of business on March 10, 2022. As such, you have a non-transferable right, but no obligation, to purchase shares of common stock during our Subscription Offering before any shares are made available for sale to the general public. The common stock is being offered at $10.00 per share.

Please note:

•	The proceeds resulting from the sale of stock will support our business strategy.
•

There will be no change to balances, interest rates or other terms of your current deposit accounts or loans at Everett Co-operative Bank as a result of the conversion. Deposit accounts will not be converted to stock.

•	All current deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”) and by the Massachusetts Depositors Insurance Fund (“DIF”).
•	Eligible depositors have a right, but no obligation, to buy ECB Bancorp, Inc. common stock without the payment of a commission or fee before it is offered to the general public.
•	Like all stock, shares of ECB Bancorp, Inc. common stock issued in this offering will not be insured by the FDIC or DIF.

Please read the enclosed materials carefully before making an investment decision. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. You may submit your original Stock Order Form by paying for overnight delivery only to the address indicated on the Stock Order Form, by mail using the Stock Order Reply Envelope provided or by hand-delivery to Everett Co-operative Bank’s office, located at 419 Broadway, Everett, Massachusetts. We will only accept Stock Order Forms at this location. Stock Order Forms and full payment must be received (not postmarked) before 2:00 p.m., Eastern Time, on June 15, 2022. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

We invite you to consider this opportunity to share in our future as an ECB Bancorp, Inc. stockholder.

Sincerely,

Richard J. O’Neil, Jr.

President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency, or the Massachusetts Depositors Insurance Fund. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested. This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus and when accompanied by a stock order form.

Questions?

Call our Stock Information Center, toll-free, at 1-(877) 821-5783,

between 10:00 a.m. and 4:00 p.m., Eastern Time, Monday through Friday, except bank holidays.

M

Dear Friend:

We are pleased to announce that ECB Bancorp, Inc., a newly formed Maryland corporation, is offering shares of common stock for sale in connection with the conversion of Everett Co-operative Bank from the mutual to stock form of organization. We intend to contribute cash and stock to a charitable foundation, the Everett Co-operative Bank Foundation, consisting of $600,000 in cash and 260,000 shares of our common stock, for a total contribution of $3,200,000. The Everett Co-operative Bank Foundation will be dedicated completely to local community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us. Enclosed you will find a Prospectus and a Questions and Answers Brochure describing the conversion and offering.

Our records indicate that you were a depositor of Everett Co-operative Bank at the close of business on December 31, 2020, whose account(s) was/were closed thereafter. As such, you have a non-transferable right, but no obligation, to subscribe for shares of common stock during our Subscription Offering before any shares are made available for sale to the general public. The common stock is being offered at $10.00 per share, and there will be no sales commission or fee charged to purchasers during the offering.

Please read the enclosed materials carefully before making an investment decision. If you are interested in purchasing shares of common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. You may submit your original Stock Order Form by paying for overnight delivery only to the address indicated on the Stock Order Form, by mail using the Stock Order Reply Envelope provided or by hand-delivery to Everett Co-operative Bank’s office, located at 419 Broadway, Everett, Massachusetts. We will only accept Stock Order Forms at this location. Stock Order Forms and full payment must be received (not postmarked) before 2:00 p.m., Eastern Time, on June 15, 2022. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

We invite you to consider this opportunity to share in our future as an ECB Bancorp, Inc. stockholder.

Sincerely,

Richard J. O’Neil, Jr.

President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency, or the Massachusetts Depositors Insurance Fund. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested. This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus and when accompanied by a stock order form.

Questions?

Call our Stock Information Center, toll-free, at 1-(877) 821-5783,

between 10:00 a.m. and 4:00 p.m., Eastern Time, Monday through Friday, except bank holidays.

F

Dear Sir/Madam:

Keefe, Bruyette & Woods, A Stifel Company has been retained by ECB Bancorp, Inc. as selling agent in connection with the offering of ECB Bancorp, Inc. common stock.

At the request of ECB Bancorp, Inc., we are enclosing materials regarding the offering of shares of ECB Bancorp, Inc. common stock. Included in this package is a Prospectus describing the stock offering. We encourage you to read the enclosed information carefully, including the “Risk Factors” section of the Prospectus.

Sincerely,

The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency, or the Massachusetts Depositors Insurance Fund. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested. This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus and when accompanied by a stock order form.

D

Dear Prospective Investor:

We are pleased to announce that ECB Bancorp, Inc., a newly formed Maryland corporation, is offering shares of common stock for sale in connection with the conversion of Everett Co-operative Bank from the mutual to stock form of organization. We intend to contribute cash and stock to a charitable foundation, the Everett Co-operative Bank Foundation, consisting of $600,000 in cash and 260,000 shares of our common stock, for a total contribution of $3,200,000. The Everett Co-operative Bank Foundation will be dedicated completely to local community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us. Enclosed you will find a Prospectus and a Questions and Answers Brochure describing the conversion and offering.

Please read the enclosed materials carefully before making an investment decision. If you are interested in purchasing shares of ECB Bancorp, Inc. common stock, complete the enclosed Stock Order Form and return it, with full payment, in the Stock Order Reply Envelope provided. You may submit your original Stock Order Form by paying for overnight delivery only to the address indicated on the Stock Order Form, by mail using the Stock Order Reply Envelope provided or by hand-delivery to Everett Co-operative Bank’s office, located at 419 Broadway, Everett, Massachusetts. We will only accept Stock Order Forms at this location. Stock Order Forms and full payment must be received (not postmarked) before 2:00 p.m., Eastern Time, on June 15, 2022. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

We invite you to consider this opportunity to share in our future as an ECB Bancorp, Inc. stockholder.

Sincerely,

Richard J. O’Neil, Jr.

President and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency, or the Massachusetts Depositors Insurance Fund. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested. This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus and when accompanied by a stock order form.

Questions?

Call our Stock Information Center, toll-free, at 1-(877) 821-5783,

between 10:00 a.m. and 4:00 p.m., Eastern Time, Monday through Friday, except bank holidays.

I

Questions and Answers

About Our Conversion and Offering

This section answers questions about our conversion and offering. Investing in shares of common stock involves certain risks. Before making an investment decision, please read the enclosed Prospectus carefully, including the “Risk Factors” section.

GENERAL — THE CONVERSION

Our board of directors has determined that the conversion is in the best interests of Everett Co-operative Bank, our customers and the communities we serve.

Q.	WHAT ARE THE CONVERSION AND OFFERING?

A.

Under our plan of conversion, Everett will convert from a mutual (meaning no stockholders) to the stock form of organization. Concurrently with the conversion, ECB Bancorp, Inc., a newly formed Maryland corporation for Everett Co-operative Bank, will offer shares of its common stock for sale to our eligible depositors and members of the public. Upon completion of the conversion, Everett Co-operative Bank will be the wholly owned subsidiary of ECB Bancorp, Inc.

Q.	WHAT IS THE EVERETT CO-OPERATIVE BANK CHARITABLE FOUNDATION (THE “CHARITABLE FOUNDATION”)?

A.

The charitable foundation will be dedicated completely to local community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us. We intend to contribute cash and stock to the charitable foundation, consisting of $600,000 in cash and 260,000 shares of our common stock, for a total contribution of $3,200,000.

Q.	WILL THE CONTRIBUTION TO THE CHARITABLE FOUNDATION BE AUTHORIZED IF THE CONVERSION AND OFFERING ARE NOT APPROVED AND COMPLETED?

A.	The funding of the charitable foundation was approved by our depositors as part of the conversion and offering. The contribution will occur only following the completion of the offering.

Q.	WHAT ARE THE REASONS FOR THE CONVERSION AND OFFERING?

A.

We believe the stock form of organization will provide us with access to additional resources to expand the products and services we offer our customers. Management believes that the additional capital raised in the offering will enable us to take advantage of business opportunities that may not otherwise be available to us, while allowing us to retain our commitment to remaining an independent community bank. Our primary reasons for converting and raising additional capital through the offering are to: increase our capital to enhance our financial strength; support future lending in an orderly and diligent manner, including, in particular, our commercial real estate and multifamily lending and our one-to four-family residential real estate lending; enable us to compete for, originate and retain larger loans and maintain larger lending relationships, particularly loans and relationships in our local community, thereby allowing us to maintain a reputation as a locally managed community lender; increase deposits; invest in new technologies and personnel that will enable us to expand and enhance our products and services; support our banking franchise as opportunities arise through de novo branching and/or branch acquisitions; attract and retain qualified personnel by enabling us to establish stock-based benefit plans for management and employees that will give them an opportunity to share in our long term success; enhance our community ties by providing customers and members of our community with the opportunity to acquire an ownership interest in ECB Bancorp and Everett Co-operative Bank; and establish a foundation to support charitable organizations operating in our local communities now and in the future and fund the foundation with shares of our common stock and cash.

Q.	WILL CUSTOMERS NOTICE ANY CHANGE IN EVERETT CO-OPERATIVE BANK’S DAY-TO-DAY ACTIVITIES AS A RESULT OF THE CONVERSION AND OFFERING?

A.

No. It will be business as usual. The conversion is an internal change to our corporate structure. There will be no change to our management and staff as a result of the conversion. Everett Co-operative Bank will continue to operate as an independent bank.

Q.	WILL THE CONVERSION AND OFFERING AFFECT CUSTOMERS’ DEPOSIT ACCOUNTS OR LOANS?

A.

No. The conversion and offering will not affect the balance or terms of deposits or loans, and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation and the Massachusetts Depositors Insurance Fund up to the maximum legal limits. Deposit accounts will not be converted to stock.

THE OFFERING AND PURCHASING SHARES

Q.	HOW MANY SHARES ARE BEING OFFERED AND AT WHAT PRICE?

A.

ECB Bancorp, Inc. is offering for sale between 7,862,500 and 10,637,500 shares of common stock (subject to increase to 12,233,125 shares) at $10.00 per share. No sales commission or fees will be charged to purchasers during the offering.

Q.	WHO IS ELIGIBLE TO PURCHASE STOCK DURING THE OFFERING?

A.

Pursuant to our plan of conversion, non-transferable rights to subscribe for shares of ECB Bancorp, Inc. common stock in the Subscription Offering have been granted in the following descending order of priority:

Priority #1 — Depositors of Everett Co-operative Bank with aggregate balances of at least $50 as of the close of business on December 31, 2020;

Priority #2 — Depositors of Everett Co-operative Bank with aggregate balances of at least $50 as of the close of business on March 10, 2022;

Priority #3 — Our tax-qualified employee benefit plans;

Shares of common stock not purchased in the Subscription Offering may be offered for sale to the general public in a Community Offering, with a preference given to natural persons (including trusts of natural persons) residing in the following Massachusetts towns and cities: Everett, Malden, Medford, Melrose, North Reading, Somerville, Stoneham, Wakefield, Danvers, Middleton, Lynn, Lynnfield, Peabody, Saugus, Chelsea, East Boston, Revere and Winthrop.

Shares not sold in the Subscription and Community Offerings may be offered for sale through a Syndicated Community Offering to the general public.

Q.

I AM ELIGIBLE TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE SUBSCRIPTION OFFERING BUT AM NOT INTERESTED IN INVESTING. MAY I ALLOW SOMEONE ELSE TO USE MY STOCK ORDER FORM TO TAKE ADVANTAGE OF MY PRIORITY AS AN ELIGIBLE ACCOUNT HOLDER?

A.

No. Subscription rights are non-transferable! Only those eligible to subscribe in the Subscription Offering, as listed above, may purchase shares in the Subscription Offering. To preserve subscription rights, the shares may only be registered in the name(s) of eligible account holder(s). On occasion, unscrupulous people attempt to persuade account holders to transfer subscription rights, or to purchase shares in the offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, please notify our Stock Information Center promptly so that we can take the necessary steps to protect our eligible deposit account holders’ subscription rights in the offering.

Q.	HOW MAY I BUY SHARES DURING THE SUBSCRIPTION AND COMMUNITY OFFERINGS?

A.

Shares can be purchased by completing an original Stock Order Form and returning it, with full payment, so that it is received (not postmarked) by the offering deadline. Delivery of a Stock Order Form may be made by mail using the Stock Order Reply Envelope provided, by paying for overnight delivery only to the address indicated on the Stock Order Form, or by hand-delivery to Everett Co-operative Bank’s office, located at 419 Broadway, Everett, Massachusetts. Stock order forms will only be accepted at this location. Please do not mail Stock Order Forms to Everett Co-operative Bank.

Q.	WHAT IS THE DEADLINE FOR PURCHASING SHARES?

A.

To purchase shares in the Subscription and Community Offerings, you must deliver a properly completed, signed original Stock Order Form, with full payment, so that it is received (not postmarked) before 2:00 p.m., Eastern Time, on June 15, 2022. Acceptable methods for delivery of Stock Order Forms are described above.

Q.	HOW MAY I PAY FOR THE SHARES?

A.	Payment for shares can be remitted in two ways:

(1)

By personal check, bank check or money order, made payable directly to ECB Bancorp, Inc. These will be deposited upon receipt. We cannot accept third party checks. ECB Bancorp, Inc. line of credit checks may not be remitted for this purchase. Please do not mail cash!

(2)

By authorized deposit account withdrawal of funds from your Everett Co-operative Bank deposit account(s). The Stock Order Form section titled “Method of Payment — Deposit Account Withdrawal” allows you to list the deposit account number(s) and amount(s) to be withdrawn. Funds designated for direct withdrawal must be in the account(s) at the time the Stock Order Form is received. You may not authorize direct withdrawal from accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal from such accounts, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). Also, IRA or other retirement accounts held at Everett Co-operative Bank may not be listed for direct withdrawal. See information on retirement accounts below.

Q.	WILL I EARN INTEREST ON MY FUNDS?

A.

Yes. If you pay by personal check, bank check or money order, you will earn interest at a rate of 0.05% per annum from the date we process your payment until the completion or termination of the conversion and offering. At that time, you will be issued a check for interest earned on these funds. If you pay for shares by authorizing a direct withdrawal from your Everett Co-operative Bank deposit account(s), your funds will continue to earn interest within the account at the contractual rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion or termination of the conversion and offering.

Q.	ARE THERE LIMITS TO HOW MANY SHARES I CAN ORDER?

A.

Yes. The minimum order is 25 shares ($250). The maximum number of shares that may be purchased by an individual, or individuals exercising subscription rights through a single qualifying account held jointly, is 35,000 shares ($350,000). Additionally, no person or entity, together with any associate or group of persons acting in concert, may purchase more than 50,000 shares ($500,000) in all categories of the offering combined.

More detail on purchase limits, including the definition of “associate” and “acting in concert,” can be found in the Prospectus section entitled “The Conversion and Plan of Distribution — Limitations on Common Stock Purchases.”

Q.	MAY I USE MY EVERETT CO-OPERATIVE BANK INDIVIDUAL RETIREMENT ACCOUNT (“IRA”) TO PURCHASE SHARES?

A.

You may use funds currently held in retirement accounts with Everett Co-operative Bank. However, before you place your stock order, the funds you wish to use must be transferred to a self-directed retirement account maintained by an independent trustee or custodian, such as a brokerage firm. If you are interested in using IRA or any other retirement funds held at Everett Co-operative Bank or elsewhere, please call our Stock Information Center as soon as possible for guidance, but preferably at least two weeks before the June 15, 2022 offering deadline. Your ability to use such funds for this purchase may depend on time constraints, because this type of purchase requires additional processing time, and may be subject to limitations imposed by the institution where the funds are held.

Q.	MAY I USE A LOAN FROM EVERETT CO-OPERATIVE BANK TO PAY FOR SHARES?

A.

No. Everett Co-operative Bank, by regulation, may not extend a loan for the purchase of ECB Bancorp, Inc. common stock during the offering. Similarly, you may not use existing Everett Co-operative Bank line of credit checks to purchase stock during the offering.

Q.	MAY I CHANGE MY MIND AFTER I PLACE AN ORDER TO SUBSCRIBE FOR STOCK?

A.

No. After receipt, your executed Stock Order Form cannot be modified or revoked without our consent or unless the offering is terminated or is extended beyond August 1, 2022 or the number of shares of common stock to be sold is increased to more than 12,233,125 shares or decreased to less than 7,862,500 shares.

Q.	ARE DIRECTORS AND EXECUTIVE OFFICERS OF EVERETT CO-OPERATIVE BANK PLANNING TO PURCHASE STOCK?

A.

Yes! Directors and executive officers, together with their associates, are expected to subscribe for an aggregate of 350,000 shares ($3,500,000), or approximately 4.5%, of the shares to be sold at the minimum of the offering range, excluding shares contributed to the charitable foundation.

Q.	WILL THE STOCK BE INSURED?

A.	No. Like any common stock, ECB Bancorp, Inc.’s common stock will not be insured.

Q.	WILL DIVIDENDS BE PAID ON THE STOCK?

A.

Following completion of the offering, our board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the board of directors is expected to take into account a number of factors, including capital requirements, our consolidated financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, they will not be reduced or eliminated in the future.

Q.	HOW WILL ECB BANCORP, INC SHARES BE TRADED?

A.

Upon conclusion of the offering, we expect that ECB Bancorp, Inc.’s shares will be listed on the Nasdaq Capital Market under the symbol “ECBK.” Once the shares have begun trading, you may contact a firm offering investment services in order to buy or sell ECB Bancorp, Inc. shares in the future.

Q.	IF I PURCHASE SHARES DURING THE SUBSCRIPTION AND COMMUNITY OFFERINGS, WHEN WILL I RECEIVE MY SHARES?

A.

All shares of ECB Bancorp, Inc. common stock sold in the Subscription and Community Offerings will be issued in book entry form on the books of our transfer agent, through the Direct Registration System. Paper stock certificates will not be issued. As soon as practicable after completion of the offering, our transfer agent will send, by first class mail, a statement reflecting your stock ownership.

WHERE TO GET MORE INFORMATION

Q.	HOW CAN I GET MORE INFORMATION?

A.

For more information, refer to the enclosed Prospectus or call our Stock Information Center, toll-free, at 1-(877 821-5783)    -    , between 10:00 a.m. and 4:00 p.m., Eastern Time, Monday through Friday. The Stock Information Center is not open on bank holidays.

SUBSCRIPTION AND COMMUNITY OFFERING STOCK ORDER ACKNOWLEDGEMENT LETTER

[ECB Bancorp, Inc. Letterhead]

[Imprinted with Name & Address of Subscriber]

Date

STOCK ORDER ACKNOWLEDGEMENT

This letter is to acknowledge receipt of your order form to purchase common stock offered by ECB Bancorp, Inc. Please check the following information carefully to ensure that we have entered your order correctly. Each order is assigned an order priority described below. Acceptance of your order does not guarantee that you will receive the shares you have ordered. If there are not sufficient shares available to satisfy all subscriptions, the shares of common stock you will receive will be subject to the allocation provisions of the plan of conversion, as well as other conditions and limitations described in the ECB Bancorp, Inc. Prospectus dated                     , 2022. Shares will be allocated first to categories in the subscription offering in the order of priority set forth below.

Following completion of the offering, allocation information will be released as soon as practicable on the following website: https://allocations.kbw.com/

Stock Registration (please review carefully) Name1 Name2 Street1 Street2 City, State Zip Ownership: Social Security / Tax ID #:	Other Order Information: Batch #: Order #: Number of Shares Requested: Offering Category: (subject to verification; see descriptions below)

Offering Category Descriptions:

SUBSCRIPTION OFFERING

1.	Depositors of Everett Co-operative Bank with aggregate balances of at least $50 as of the close of business on December 31, 2020;

2.	Depositors of Everett Co-operative Bank with aggregate balances of at least $50 as of the close of business on March 10, 2022;

3.	Everett Co-operative Bank’s tax-qualified employee benefit plans;

COMMUNITY OFFERING

4.

Residents of the following Massachusetts towns and cities: Everett, Malden, Medford, Melrose, North Reading, Somerville, Stoneham, Wakefield, Danvers, Middletown, Lynn, Lynnfield, Peabody, Saugus, Chelsea, East Boston, Revere and Winthrop; and

5.	General Public.

Thank you for your order,

ECB BANCORP, INC.

STOCK INFORMATION CENTER

1-(    )        -        .

BRANCH LOBBY POSTER/BANK WEB-SITE MESSAGE – BUY (optional)

******************************

OUR STOCK OFFERING EXPIRES

                         , 2022

We are conducting an offering of shares of our common stock

UP TO 10,637,500 SHARES OF

COMMON STOCK

(subject to increase to 12,233,125 shares)

$10.00 Per Share

THIS OFFERING EXPIRES AT 2:00 P.M., EASTERN TIME,

ON                          , 2022

******************************

If you have questions about the stock offering,

call our Stock Information Center, toll-free, at 1-(    )         -        ,

between 10:00 a.m. and 4:00 p.m., Monday through Friday.

Our Stock Information Center will be closed on bank holidays.

[ECB Bancorp, Inc. Logo]

The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency, or the Massachusetts Depositors Insurance Fund. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested. This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus and when accompanied by a stock order form.

TOMBSTONE NEWSPAPER ADVERTISEMENT - (Optional)

[Newspaper ads may be appropriate for some market areas]

ECB BANCORP, INC. [LOGO]

Proposed Holding Company for Everett Co-operative Bank

UP TO 10,637,500 SHARES OF

COMMON STOCK

(subject to increase to 12,233,125 shares)

$10.00 Per Share

Purchase Price

ECB Bancorp, Inc. is conducting an offering of its common stock. Shares may be purchased directly from ECB Bancorp, Inc., without a sales commission or fee, during the offering period.

This offering expires at 2:00 p.m., Eastern Time, on                          , 2022.

To receive a Prospectus and Stock Order Form,

call our Stock Information Center, toll-free, at 1-(    )         -        ,

between 10:00 a.m. and 4:00 p.m., Monday through Friday.

Our Stock Information Center is closed on bank holidays.

The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, any other government agency, or the Massachusetts Depositors Insurance Fund. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested. This advertisement is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus and when accompanied by a stock order form.